EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) included in or made as part of this registration statement.

ARTHUR ANDERSEN LLP

Denver, Colorado
July 9, 2001

EXHIBIT 23.2

Consent of Independent Certified Public Accountants

The Board of Directors
CH2M HILL Industrial Design
   and Construction, Inc.:

We consent to the inclusion of our report dated January 21, 2000 on the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN CORPORATION AND SUBSIDIARIES (currently known as CH2M HILL Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999.

KPMG LLP

Portland, Oregon
July 11, 2001